Exhibit (h)(iii)
SPDR® Index Shares Funds
FORM OF PARTICIPANT AGREEMENT
     This Participant Agreement (the “Agreement”) is entered into by and between State Street Global Markets, LLC (the “Distributor”), State Street Bank and Trust Company, as transfer agent (the “Transfer Agent”) and [Participant’s name and NSCC#] (the “Participant”) and is subject to acceptance by SPDR® Index Shares Funds (the “Trust”). The Trust is an open-end management investment company organized as a Massachusetts business trust which consists of investment portfolios as set forth in the Trust’s current prospectuses (each a “Fund” and collectively the “Funds”). The Distributor has been retained to provide certain services with respect to acting as principal underwriter of the Trust in connection with the creation and distribution of shares of the Funds (the “Shares”). The Transfer Agent has been retained to provide certain services with respect to the creation and redemption of Shares. As specified in the Trust’s current prospectuses and Statement of Additional Information (together, the “Prospectus”), Shares may be created or redeemed only in “Creation Unit” size aggregations of Shares. The Prospectus provides that Creation Units shall be issued in exchange for Deposit Securities and a Cash Component delivered by the Participant on behalf of the investor (which may be the Participant) to the Trust. The Prospectus also provides that Creation Units shall be redeemed in exchange for Fund Securities and a Cash Redemption Amount. Capitalized terms not otherwise defined herein are used herein as defined in the Prospectus.
     This Agreement is intended to set forth certain premises and the procedures by which the Participant may create and/or redeem Creation Units. To place orders with the Trust, an entity must be: (i) a broker-dealer or other participant in the Continuous Net Settlement (“CNS”) clearing process of the National Securities Clearing Corporation (“NSCC”) as such processes have been enhanced to effect creations and redemptions of Creation Units, such processes being referred to herein as the “Clearing Process”, or (ii) outside the Clearing Process (i.e., through the facilities of The Depository Trust Company (“DTC”). The parties hereto in consideration of the premises and of the mutual agreements contained herein agree as follows:
1.	Status of Participant. The Participant hereby represents, covenants and warrants that with respect to orders for the creation or redemption of Creation Units (i) by means of the Clearing Process, it is a member of NSCC and a participant in the CNS System of NSCC (as defined in the Prospectus, a “Participating Party”); (ii) outside the Clearing Process, it is a DTC Participant (as defined in the Prospectus, a “DTC Participant”); and (iii) of any fixed income funds, it has the ability to transact through the Federal Reserve System. The Participant may place orders for the creation or redemption of Creation Units either through the Clearing Process or outside the Clearing Process, subject to the procedures for creation and redemption referred to in paragraph 2 of this Agreement (“Execution of Orders”). Any change in the foregoing status of Participant shall terminate this Agreement and Participant shall give notice to the Distributor, Transfer Agent and the Trust of such change.

2.	Execution of Orders. All orders for the creation or redemption of Creation Units shall be handled by each party hereto in accordance with the terms of the Prospectus and the procedures described in Attachment A to this Agreement. Each party hereto agrees to comply with the provisions of such documents to the extent applicable to it. In the event the procedures include the use of recorded telephone lines, the Participant hereby consents to such use. The Trust reserves the right to issue additional or other procedures relating to the manner of creating or redeeming Creation Units and the Participant, the Transfer Agent and the Distributor each agrees to comply with such procedures as may be issued from time to time.

3.	NSCC. Solely with respect to orders for the creation or redemption of Creation Units through the Clearing Process, the Participant as a Participating Party hereby authorizes the Trust or its designee to transmit to NSCC on behalf of the Participant such instructions, including share and cash amounts as are necessary with respect to the creation and redemption of Creation Units consistent with the instructions issued by the Participant to the telephone representative of the Transfer Agent for purchases, upon approval by the Distributor, and redemptions. The Participant agrees to be bound by the terms of such instructions issued by the Transfer Agent (or the Distributor), on behalf of the Trust and reported to NSCC as though such instructions were issued by the Participant directly to NSCC.

4.	Role of Participant. The Participant shall have no authority in any transaction to act as agent of the Distributor, Transfer Agent or the Trust.

5.a.	Fees. In connection with the creation or redemption of Creation Units, the Participant agrees to pay on behalf of the investor the Transaction Fee prescribed in the Prospectus applicable to creation or redemption through the Clearing Process, or the Transaction Fee and such additional fee as may be prescribed pursuant to the Prospectus applicable to creation or redemption outside the Clearing Process. The Trust reserves the right to adjust the Transaction Fee subject to any limitation as prescribed in the Prospectus.

5.b.	Other Fees and Taxes. In connection with the creation or redemption of Creation Units, the Participant acknowledges and agrees that the computation of any cash amount to be paid by the Participant shall exclude any taxes or other fees and expenses payable upon the transfer of beneficial ownership of the Deposit Securities. To the extent any payment of any transfer tax, sales or use tax, stamp tax, recording tax, value added tax or any other similar tax or government charge (collectively, “Taxes”) applicable to the creation or redemption of any Creation Unit of Shares of any Fund made pursuant to this Agreement is imposed, the Participant shall also be responsible for the payment of any such Taxes regardless of whether or not any such Taxes are imposed directly on the Participant.

6.	Authorized Persons. Concurrently with the execution of this Agreement and from time to time thereafter, the Participant shall deliver to the Distributor, the Transfer Agent and the Trust, duly certified as appropriate by its secretary or other duly authorized official, a certificate, in the form set forth in Attachment B, setting forth the names and signatures of all persons authorized to give instructions relating to activity contemplated hereby or any other notice, request or instruction on behalf of the Participant (each an “Authorized Person”). Such certificate may be accepted and relied upon by the Transfer Agent, the Distributor and the Trust as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until delivery to the Transfer Agent, the Distributor and the Trust of a superseding certificate bearing a subsequent date. The Transfer Agent shall issue to each Authorized Person a unique personal identification number (“PIN Number”) by which such Authorized Person and the Participant shall be identified and instructions issued by the Participant hereunder shall be authenticated. Upon the termination or revocation of authority of such Authorized Person by the Participant, the Participant shall give immediate written notice of such fact to the Transfer Agent and the Trust and such notice shall be effective upon receipt by the Transfer Agent and the Trust.

7.	Redemption. The Participant represents and warrants that it will not obtain an Order Number (as described in Attachment A) for the purpose of redeeming a Creation Unit unless it or the party for which it is acting, as the case may be, first owns the requisite number of Shares to be redeemed as a Creation Unit.

In the event that the Distributor, Transfer Agent and/or the Trust believe that a Participant does not have the requisite number of Shares to be redeemed as a Creation Unit, the Distributor, Transfer Agent and/or the Trust may reject the Participant’s redemption request.

8.	Beneficial Ownership. The Participant represents and warrants to the Distributor, Transfer Agent and the Trust that (based upon the number of outstanding Shares of each Fund made publicly available by the Trust) (i) it does not hold, and will not as a result of the contemplated transaction hold, for the account of any single beneficial owner (“Beneficial Owner”) of Shares of the relevant Fund, eighty percent (80%) or more of the outstanding Shares of the relevant Fund, or (ii) if it does hold for the account of any single Beneficial Owner of Shares of the relevant Fund, eighty percent (80%) or more of the outstanding Shares of the relevant Fund, that such a circumstance would not result in the Fund acquiring a basis in the portfolio securities deposited with the Fund with respect to an order to create Shares in such Fund different from the market value of such portfolio securities on the date of such order, pursuant to Section 351 and 362 of the Internal Revenue Code of 1986, as amended. Such representation and warranty shall be deemed repeated with respect to each order for one or more Creation Units of Shares of any Fund. If more than one Beneficial Owner is combined in an order to create Shares, this representation is made by taking into account all such Beneficial Owners’ ownership of Shares as a group.

The Trust, its Transfer Agent and Distributor shall have the right to require information from the Participant regarding Shares’ ownership of each Fund, and to rely thereon to the extent necessary to make a determination regarding ownership of eighty percent (80%) or more of the currently outstanding Shares of any Fund by a Beneficial Owner as a condition to the acceptance of a deposit of Deposit Securities.

9.	Indemnification. The Participant hereby agrees to indemnify and hold harmless the Distributor, Transfer Agent and the Trust and their respective subsidiaries, affiliates, directors, officers, employees and agents (each an “Indemnified Party”) from and against any loss, liability, cost or expense suffered or incurred by such Indemnified Party resulting from, in connection with or arising out of (i) any breach by the Participant of any provision of this Agreement; or (ii) any failure by Participant, for any reason, fraudulent, negligent or otherwise to comply with its obligations under this Agreement, (iii) any action undertaken in accordance with the terms at the direction of or for the benefit of the Participant, or (iv) any actions of such Indemnified Party in reliance upon any instructions issued in accordance with Attachment A (as may be amended from time to time) believed by the Distributor, the Transfer Agent and/or Trust to be genuine and to have been given by the Participant. This paragraph shall survive the termination of this Agreement.

10.	Cash Component. In the event that the Participant receives, upon redemption, Fund Securities the value of which exceeds the net asset value at the time of redemption, the Participant agrees to pay, on the same business day it is notified, or cause the beneficial owner(s) of the shares redeemed to pay, on such day, to the Trust an amount in cash equal to the difference (a “Cash Redemption Amount”). In the event that the Participant receives, upon redemption, Fund Securities the value of which is below net asset value at the time of redemption, the Trust agrees to pay, on the same business day it is notified, a Cash Redemption Amount to the Participant.

11.	Acknowledgment. The Participant acknowledges receipt of the Prospectus and represents it has reviewed such document and understands the terms thereof. The Distributor agrees to process orders for creation in accordance with the provisions of the Prospectus. The Transfer Agent agrees to process orders for redemptions in accordance with the provisions of the Prospectus.

12.	Notices. Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal delivery or by postage prepaid registered or certified United States first class mail, return receipt requested, or by facsimile or similar means of same day delivery (with a confirming copy by U.S. mail as provided herein). Unless otherwise notified in writing, all notices to the Trust shall be given or sent as follows: State Street Bank and Trust Company, Investor Reporting, Box 5345, Boston, MA 02206, Attn.: SPDR® Index Shares Funds.

All notices to the Participant and the Distributor or the Transfer Agent, as the case may be, shall be directed to the address, telephone or facsimile numbers indicated below the signature line of such party.

13.	Termination and Amendment. This Agreement shall become effective in this form as of the date accepted by the Trust and may be terminated at any time by any party upon thirty days prior notice to the other parties (i) unless earlier terminated by the Trust in the event of a breach of this Agreement or the procedures described herein by the Participant or (ii) in the event that the Trust is terminated for any reason. This Agreement supersedes any prior such agreement between the parties. This Agreement may be amended by the Trust from time to time by the following procedure. The Trust will mail a copy of any such amendment to the Distributor, the Transfer Agent and the Participant. If neither the Distributor, the Transfer Agent nor the Participant objects in writing to the amendment within ten days after its receipt, the amendment will become part of this Agreement in accordance with its terms.

14.	Limitation of Liability. The Trust’s Declaration of Trust which is hereby referred to and a copy of which is on file with the Secretary of The Commonwealth of Massachusetts, provides that the name SPDR® Index Shares Funds means the Trustees from time to time serving (as Trustees but not personally) under such Declaration of Trust. It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust.

15.	Counterparts. This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all shall constitute but one and the same instrument.

16.	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of The Commonwealth of Massachusetts.

17.	Anti-Money Laundering Program. The Participant represents and warrants to the Trust that it has, or its relevant service providers on its behalf, have:
a.	Established and implemented policies, procedures and internal controls reasonably designed to achieve compliance with the Bank Secrecy Act (the “BSA”) and applicable regulations adopted to implement the provisions of the BSA, including policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under Section 5318 of the BSA (“AML Program”);

b.	Designated an individual or individuals responsible for implementing and monitoring its AML Program;

c.	Provided ongoing training for the appropriate personnel with respect to its AML Program;

d.	Provided for ongoing testing of its AML Program by independent personnel or by a qualified outside party; and

e.	Participant will continue to maintain its AML Program in light of current applicable laws and regulations during the term of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day of                   , 200__

STATE STREET GLOBAL MARKETS, LLC
BY:
PRINTED NAME:
TITLE:
ADDRESS:
TELEPHONE:
FACSIMILE:

STATE STREET BANK AND TRUST COMPANY
BY:
	PRINTED NAME:	Joseph L. Hooley
	TITLE:	Vice Chairman
	ADDRESS:	c/o
TELEPHONE:
FACSIMILE:

PARTICIPANT NAME: ___________________________
NSCC #:

BY:
PRINTED NAME:
TITLE:
ADDRESS:

TELEPHONE:
FACSIMILE:

ACCEPTED SPDR® Index Shares Funds
BY:
PRINTED NAME:
TITLE:

SPDR® Index Shares Funds
ATTACHMENT A
     This document supplements the Prospectus with respect to the procedures to be used by (i) the Distributor in processing an order for the creation of Creation Units of each Fund and (ii) the Transfer Agent in processing an order for redemption of Creation Units of each Fund. To accommodate Participants with restricted securities in the standard basket, the Participant may utilize custom creation and redemption baskets. For a Participant to transact in a custom basket, the Participant must acknowledge the additional procedures described in Appendix 1 relating to custom baskets.
     A Participant is required to have signed the Participant Agreement. Upon acceptance of the Participant Agreement by the Trust, the Transfer Agent will assign a personal identification number to each Authorized Person authorized to act for the Participant. This will allow a Participant through its Authorized Person(s) to place an order with respect to Creation Units.
TO PLACE AN ORDER FOR CREATION OR REDEMPTION OF CREATION UNITS
1.	Call to Receive an Order Number. For Creations, an Authorized Person for the Participant will call the telephone representative at 1-877-879-2924 not later than the closing time of the regular trading session on the New York Stock Exchange (the “NYSE Closing Time”) (ordinarily 4:00 p.m. Eastern Time) to receive an Order Number. For Redemptions, an Authorized Person for the Participant will call the telephone representative at 1-877-879-2924 not later than the NYSE Closing Time to receive an Order Number.

Upon verifying the authenticity of the caller (as determined by the use of the appropriate PIN Number) and the terms of the order, the telephone representative will issue a unique Order Number. All orders with respect to the creation or redemption of Creation Units are required to be in writing and accompanied by the designated Order Number. Incoming telephone calls are queued and will be handled in the sequence received. Calls placed before the NYSE Closing Time will be processed even if the call is taken after this cut-off time. ACCORDINGLY, DO NOT HANG UP AND REDIAL. INCOMING CALLS THAT ARE ATTEMPTED LATER THAN THE NYSE CLOSING TIME WILL NOT BE ACCEPTED.

NOTE THAT THE TELEPHONE CALL IN WHICH THE ORDER NUMBER IS ISSUED INITIATES THE ORDER PROCESS BUT DOES NOT ALONE CONSTITUTE THE ORDER. AN ORDER IS ONLY COMPLETED AND PROCESSED UPON RECEIPT OF WRITTEN INSTRUCTIONS CONTAINING THE DESIGNATED ORDER NUMBER, AUTHORIZED INDIVIDUALS’ SIGNATURES AND TRANSMITTED BY FACSIMILE (the “Order”).

ORDERS FOR REDEMPTION WILL BE SUBJECT TO REJECTION IF PARTICIPANT DOES NOT HOLD REQUISITE NUMBER OF SHARES TO FULFILL REQUEST.

2.	Place the Order. An Order Number is only valid for a limited time. The Order for creation or redemption of Creation Units must be sent by facsimile to the telephone representative within 20 minutes of the issuance of the Order Number. In the event that the Order is not received within such time period, the telephone representative will attempt to contact the Participant to request immediate transmission of the Order. Unless the Order is received by the telephone representative upon the earlier of (i) within 15 minutes of contact with the Participant or (ii) 45 minutes after the NYSE Closing Time, the order will be deemed invalid.

3.	Await Receipt of Confirmation.
A.	Clearing Process. The Distributor (in the case of creations) or the Transfer Agent (in the case of redemptions) shall issue a confirmation of Order acceptance within approximately 15 minutes of its receipt of an Order received in good form. In the event the Participant does not receive a timely confirmation from the Distributor or the Transfer Agent, it should contact the telephone representative at the business number indicated.

B.	Outside the Clearing Process. In lieu of receiving a confirmation of Order acceptance, the DTC Participant will receive an acknowledgment of Order acceptance. The DTC Participant shall deliver on settlement date the Deposit Securities and Cash Component (in the case of creations) or the Creation Unit size aggregation of shares on trade date plus one (in the case of redemptions) to the Trust through DTC. The Trust shall settle the transaction within prescribed settlement date.
4.	Ambiguous Instructions. In the event that an Order contains terms that differ from the information provided in the telephone call at the time of issuance of the Order Number, the telephone representative will attempt to contact the Participant to request confirmation of the terms of the order. If an Authorized Person confirms the terms as they appear in the Order then the order will be accepted and processed. If an Authorized Person contradicts its terms, the Order will be deemed invalid and a corrected Order must be received by the telephone representative not later than the earlier of (i) within 15 minutes of such contact with the Participant or (ii) 45 minutes after the NYSE Closing Time. If the telephone representative is not able to contact an Authorized Person, then the Order shall be accepted and processed in accordance with its terms notwithstanding any inconsistency from the terms of the telephone information. In the event that an Order contains terms that are illegible, as determined in the sole discretion of the Distributor (in the case of creations) or the Transfer Agent (in the case of redemptions), the Order will be deemed invalid and the telephone representative will attempt to contact the Participant to request retransmission of the Order. A corrected Order must be received by the telephone representative not later than the earlier of (i) within 15 minutes of such contact with the Participant or (ii) 45 minutes after the NYSE Closing Time.

5.	Election to Place Orders by Internet.
a.	General. Notwithstanding the foregoing provisions, Orders may be submitted through the Internet (“Web Order Site” or “Fund Connect”), but must be done so in accordance with the terms of this Agreement, the Prospectus, the Web Order Site, the State Street Fund Connect Buy-Side User Agreement (which must be separately entered into by the Participant) (the “Fund Connect Agreement”) and the applicable Fund Connect User Guide (or any successor documents). To the extent that any provision of this Agreement is inconsistent with any provision of any Fund Connect Agreement, the Fund Connect Agreement shall control with respect to State Street’s provision of the Web Order Site; provided, however, it is not the intention of the parties to otherwise modify the rights, duties and obligations of the parties under the Agreement, which shall remain in full force and effect until otherwise expressly modified or terminated in accordance with its terms. Notwithstanding the forgoing, the Participant acknowledges that references to the applicable Fund Connect User Guide (or any successor documents) contained herein are for instructional purposes only, and such Fund Connect User Guide (or any successor documents) does not contain any additional representations, warranties or obligations by the Trust, the Transfer Agent, the Distributor or their respective agents.

b.	Certain Acknowledgements. The Participant acknowledges and agrees (i) that the Trust, the Transfer Agent, the Distributor and their respective agents may elect to review any order placed through the Web Order Site manually before it is executed and that such manual review may result in a delay in execution of such order; (ii) that during periods of heavy market activity or other times, it may be difficult to place orders via the Web Order Site and the Participant may place orders as otherwise set forth in Attachment A; and (iii) that any transactions, content, or data downloaded or otherwise obtained through the use of the Web Order Site are done at the Participant’s own discretion and risk.

EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN SECTION 14.1 OF THE FUND CONNECT AGREEMENT AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE WEB ORDER SITE IS PROVIDED “AS IS,” “AS AVAILABLE” WITH ALL FAULTS AND WITHOUT ANY WARRANTY OF ANY KIND. SPECIFICALLY, WITHOUT LIMITING THE FOREGOING, ALL WARRANTIES, CONDITIONS, OTHER CONTRACTUAL TERMS, REPRESENTATIONS, INDEMNITIES AND GUARANTEES WITH RESPECT TO THE WEB ORDER SITE, WHETHER EXPRESS, IMPLIED OR STATUTORY, ARISING BY LAW, CUSTOM, PRIOR ORAL OR WRITTEN STATEMENTS BY THE TRUST, THE TRANSFER AGENT, THE DISTRIBUTOR OR THEIR RESPECTIVE AGENTS, AFFILIATES, LICENSORS OR OTHERWISE (INCLUDING, BUT NOT LIMITED TO AS TO TITLE, SATISFACTORY QUALITY, ACCURACY, COMPLETENESS, UNINTERRUPTED USE, NON-INFRINGEMENT, TIMELINESS, TRUTHFULNESS, SEQUENCE, COMPLETENESS, MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE AND ANY IMPLIED WARRANTIES, CONDITIONS AND OTHER CONTRACTUAL TERMS ARISING FROM TRADE USAGE, COURSE OF DEALING OR COURSE OF PERFORMANCE) ARE HEREBY OVERRIDDEN, EXCLUDED AND DISCLAIMED.

c.	Indemnity. As a condition to using the Web Order Site, the Participant agrees to indemnify and hold the Distributor, the Transfer Agent and the Trust and their respective affiliates, officers, directors, employees and agents from and against all claims, demands, proceedings, suits, actions, liabilities, obligations, judgments, charges, fines, losses, costs, expenses (including court costs and legal fees incurred in connection with investigating, defending or settling any action or threatened action) and damages, whether direct, indirect, special, incidental, consequential, punitive or otherwise, of any kind, relating to, resulting from, in connection with or arising out of (i) the use of the Web Order Site by the Participant or (ii) orders or instructions routed through the Web Order Site. This Section 5.c. shall survive any termination of the Agreement.

d.	Election to Terminate Placing Orders by Internet. The Participant may elect at any time to discontinue placing orders through the Web Order Site without providing notice under the Agreement.
6.	Processing an Order. The Transfer Agent, Distributor and the Trust each reserve the right to reject any Order in the event that its acceptance would appear to result in the Participant or a Beneficial Owner owning eighty percent (80%) or more of all outstanding shares of any Fund. In such event, the telephone representative will attempt to contact an Authorized Person for purposes of reconfirming the representation provided by the Participant in Section 8 of the Agreement. In the event that (i) the telephone representative is unable to contact an Authorized Person or (ii) the Participant is unable to reconfirm the representation provided by the Participant in Section 8 of the Agreement, then the Order may be deemed invalid by the Transfer Agent, Distributor or the Trust, in their sole discretion.
7.	Creation of Creation Units Without Receipt of Deposit Securities. Creation Units of the Fund may be created in advance of receipt by the Trust of all or a portion of the applicable Deposit Securities, provided that the Participant deposits an initial deposit of cash with the Trust having a value greater than the net asset value of the shares on the date the order is placed in proper form. In addition to available Deposit Securities, cash must be deposited in an amount equal to the sum of (i) the Cash Component, plus (ii) 125% of the market value of the undelivered Deposit Securities (the “Additional Cash Deposit”). The order shall be deemed to be received on the Business Day on which the order is placed provided that the order is placed in proper form prior to 4:00 p.m. Eastern Time such date and federal funds in the appropriate amount are deposited with the Trust’s Custodian by 1:00 p.m. Eastern Time on settlement date. If the order is not placed in proper form by 4:00 p.m. Eastern Time or federal funds in the appropriate amount are not received by 1:00 p.m. Eastern Time on settlement date, then the order may be deemed to be rejected and the Participant shall be liable to the Trust for losses, if any, resulting there from. An additional amount of cash shall be required to be deposited with the Trust, pending delivery of the missing Deposit Securities to the extent necessary to maintain an amount of cash on deposit with the Trust at least equal to 125% of the daily marked to market value of the missing Deposit Securities. In the event that additional cash is not paid, the Trust may use the cash on deposit to purchase the missing Deposit Securities. The Participant will be liable to the Trust for the costs incurred by the Trust in connection with any such purchases. These costs will be deemed to include the amount by which the actual purchase price of the Deposit Securities exceeds the market value of such Deposit Securities on the day the purchase order was deemed received by the Distributor plus the brokerage and related transaction costs associated with such purchases. The Trust will return any unused portion of the Additional Cash Deposit once all of the missing Deposit Securities have been properly received by the Custodian or purchased by the Trust and deposited into the Trust. The Trust shall charge and the Participant agrees to pay to the Trust the Transaction Fee prescribed in the Prospectus applicable to creation or redemption through the Clearing Process, or the Transaction Fee and such additional fee as may be prescribed pursuant to the Prospectus applicable to creation or redemption outside the Clearing Process. The delivery of Creation Units of the Fund so created will occur no later than the prescribed settlement date following the day on which the purchase order is deemed received by the Distributor.

SPDR® Index Shares Funds
APPENDIX 1—Procedures Specific to Custom Baskets
     To accommodate Participants with restricted securities in the standard basket of a Fund, State Street has developed custom creation and redemption baskets (the “Custom Baskets”). Custom Baskets are intended to allow Participants with restricted issues in a particular Fund, to transact in that Fund using the Custom Basket process. The Custom Basket process substitutes cash-in-lieu for the restricted securities and continues to settle through the standard CNS process at NSCC. It is the responsibility of the Participant to apply to the NSCC by contacting DTCC Relationship Services Group at 1-800-422-0582 to allow them to receive Custom Baskets as well as the regular daily standard baskets (the “Standard Baskets”). To ensure proper tracking of the Fund to its benchmark index the following guidelines must be followed when transacting Custom Baskets:
1.	On or before T-1, the Participant must request a Custom Basket from the Transfer Agent by calling 1-877-879-2924. The Transfer Agent will fax a custom basket form on which the Participant must identify the restricted securities to be omitted from the creation or redemption basket. At this time, the Participant is limited to substituting cash-in-lieu only for restricted issues. Participants may request that the Custom Basket be available for creations and redemptions for a one-time transaction, a specific period or indefinitely. The Transfer Agent will review the Custom Basket request and, if approved, will deliver a confirmation back to the Participant. In the event subsequent additions and/or deletions to restricted issues are required to change the custom basket already approved, the Participant is responsible for completing a new standard form with the Transfer Agent.

2.	On trade date, prior to the opening of the NYSE, State Street will notify NSCC as to the components of the approved Custom Baskets available that day along with the components of the Standard Basket. Each Custom Basket will be identified by a separate NSCC assigned instruction CUSIP.

3.	On trade date, the Participant will follow the directions regarding placing orders outlined in Attachment A. A Participant wishing to create or redeem a Custom Basket must identify the custom CUSIP on the order form in the blank provided. Orders received without a custom CUSIP indicated will be processed as orders for Standard Baskets. Participants placing orders for Custom Baskets must note that the cut-off-time to create and redeem a Custom Basket will be 3:00 p.m. Eastern Time. Orders for Custom Baskets will not be processed if received after 3:00 p.m. Eastern Time. The Participant must transact on the Standard Basket after 3:00 p.m. Eastern Time.

Appendix-1

     IN WITNESS WHEREOF, the Participant acknowledges that he or she has read the procedures relating to Custom Baskets and agrees to comply with all such procedures. Failure to comply with the Custom Basket procedures will require the transaction to be effected in Standard Basket.

PARTICIPANT:

NSCC #:

BY:

TITLE:

ADDRESS:

TELEPHONE:

FACSIMILE:

Date: ___________

Appendix-2

SPDR® INDEX SHARES FUNDS
AUTHORIZED PERSONS
ATTACHMENT B
     The following individuals are Authorized Persons pursuant to Section 6 of the Participant Agreement between State Street Global Markets, LLC, State Street Bank and Trust Company and

________________________________,	_______________________________
Participant Name	NSCC #

			TELEPHONE	E-MAIL	CITY OF
NAME(1)	TITLE(1)	SIGNATURE(1)	NUMBER(2)	ADDRESS(2)	BIRTH(2)

Date: ____________

(1)	Required information.

(2)	Required information to use the Web Order Site.